CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - FEBRUARY 2009
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (915,075.632 units) at January 31, 2009         $ 2,404,536,695
Additions of 0.000 units on February 28, 2009                                 0
Redemptions of (18,322.120) units on February 28, 2009              (48,541,521)
Offering Costs                                                         (165,806)
Net Income (Loss) - February 2009                                    19,975,407
                                                                ---------------

Net Asset Value (896,753.512 units) at February 28, 2009        $ 2,375,804,775
                                                                ===============

Net Asset Value per Unit at February 28, 2009                   $      2,649.34
                                                                ===============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $    14,598,739
    Change in unrealized                                             12,187,415
  Gains (losses) on forward and options on forward contracts:
    Realized                                                           (928,416)
    Change in unrealized                                              8,623,133
  Interest income                                                        76,535
                                                                ---------------

                                                                     34,557,406
                                                                ---------------

Expenses:
  Brokerage fee                                                      14,418,017
  Performance fee                                                             0
  Operating expenses                                                    163,982
                                                                ---------------

                                                                     14,581,999
                                                                ---------------

Net Income (Loss) - February 2009                               $    19,975,407
                                                                ===============


                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on February 28, 2009                    $     2,649.34

Net Asset Value per Unit on January 31, 2009                     $     2,627.69

Unit Value Monthly Gain (Loss) %                                          0.82%

Fund 2009 calendar YTD Gain (Loss) %                                      0.74%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Bearish Positions Produce Positive Results in February...

The U.S. government's ability to address the economic crisis was met with skepticism by Wall Street. Economic data remained persistently weak, especially on the employment and housing fronts. The U.S. was not alone in reporting negative news, as European and Asian economies also continued with the release of dismal economic data such as declining exports and falling dividends.

The majority of February gains in the Fund resulted from equity indices trading, particularly from short positions in the U.S. and Asia.

Additional gains were recorded in foreign exchange trading as investors continued to feed U.S. Dollar strength, particularly relative to the Japanese Yen. The U.S. Dollar continues to be the safe haven pick as the risk aversion theme continues, as evidenced by the U.S. treasury yields recording all-time lows.

The economic terrain continues to prove treacherous. We remain mindful of the angst that such difficult times create for our investors, and therefore hope to offset some of the pain by taking advantage of the opportunities it may provide for our style of trading.

As always, please do not hesitate to contact me should you have any questions or concerns.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.